Exhibit (13)(f)



                          EXPENSE LIMITATION AGREEMENT

                         THE WRIGHT MANAGED INCOME TRUST

         EXPENSE LIMITATION AGREEMENT, effective as of October 6, 2006 by and among Wright Investors' Service, Inc. (the "Adviser"), Wright Investors' Service Distributors, Inc. (the "Distributor") and The Wright Managed Income Trust (the "Trust"), a Massachusetts business trust, on behalf of each series of the Trust set forth in Schedule A attached hereto (each, a "Fund").

         WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management company, and is organized as a business trust under the laws of the Commonwealth of Massachusetts, and each Fund is a series of the Trust;

         WHEREAS, the Adviser and the Trust, on behalf of each Fund, are parties to investment advisory agreements (the "Advisory Agreements"), pursuant to which the Adviser provides investment advisory services to each Fund in consideration of compensation based on the value of the average daily net assets of such Fund (the "Advisory Fee"); and

         WHEREAS, the Distributor and the Trust, on behalf of each Fund, are parties to Rule 12b-1 Plans pursuant to which the Distributor engages in marketing and distribution activities on behalf of each Fund in consideration of compensation based on the value of the average daily net assets of such Fund; and

         WHEREAS, the Adviser and the Distributor have voluntarily determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of each Fund set forth in Schedule A at specified levels. The Trust, the Adviser and the Distributor therefore have entered into this Expense Limitation Agreement (the "Agreement") in order to maintain the expense ratio of each Fund no higher than the level specified in Schedule A attached hereto (the "Operating Expense Limit") for the period beginning on the date hereof on the terms and conditions set forth in this Agreement.

         NOW THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.       Expense Limitation.

1.1 Contractual Expense Limit. During the Term (as defined in Section 2.1), the Adviser and the Distributor each agrees to waive all or a portion of the Advisory Fee and amounts, if any, payable pursuant to plans adopted in accordance with Rule 12b-1 under the 1940 Act to the extent necessary so that the total expenses of every character incurred by the applicable Fund (excluding interest, taxes, brokerage commissions, other expenditures which are capitalized in accordance with generally accepted accounting principles, and other extraordinary expenses not incurred in the ordinary course of such Fund's business (i.e., litigation)), and after giving affect to any custodial fee reimbursement or waiver ("Operating Expenses") exceed the Operating Expense Limit. During the Term, to the extent that a Fund's Operating Expenses in any fiscal year (after waiver of the Advisory Fees and Rule 12b-1 fees) exceed the Operating Expense Limit, such excess amount (the "Excess Amount") shall be the liability of the Adviser. The parties agree that to the extent that a Fund's Operating Expenses in any fiscal year do not exceed the Operating Expense Limit, the Advisory Fee and Rule 12b-1 fees shall be payable by such Fund in the following order:

o first, the Adviser shall be entitled to receive the Advisory Fee up to the amount payable under the Advisory Agreement; and

o  thereafter,  the Distributor shall be entitled to receive the Rule
   12b-1 fee up to the amount  payable  under such  Fund's Rule 12b-1 Plan.

1.2 Operating Expense Limit. The Operating Expense Limit in any year with respect to each Fund shall be the amount from time to time specified in Schedule A based on a percentage of the average daily net assets of such Fund.

1.3 Method of Computation. To determine the Adviser's and the Distributor's obligations hereunder, each Fund's Operating Expenses shall be annualized as of the last day of each month. If a Fund's annualized Operating Expenses for any month exceed such Fund's Operating Expense Limit, the Adviser and/or the Distributor shall waive or reduce the Advisory Fees and/or Rule 12b-1 fees for such month by an amount and, if necessary, the Adviser shall remit an amount to the Fund sufficient to reduce such Fund's annualized Operating Expenses to an amount no higher than such Fund's Operating Expense Limit; provided, however, that any waiver or reduction of the Advisory Fees shall be applied equally across all classes, if any, of the Fund.

1.4 Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the Advisory Fees and Rule 12b-1 fees waived or reduced and other payments remitted by the Adviser to the Fund with respect to the previous fiscal year shall equal the Excess Amount.

1.5 Voluntary Fee Waiver/Expense Reimbursement. Nothing herein shall preclude the Adviser and/or the Distributor from either voluntarily waiving Advisory Fees or Rule 12b-1 fees, as applicable, it is entitled to from any class or series of the Trust or voluntarily reimbursing expenses of any class or series of the Trust, including the Funds set forth in Schedule A, as the Adviser or the Distributor, as applicable, in its discretion deems reasonable or appropriate. Any such voluntary waiver or voluntary expense reimbursement may be modified or terminated by the Adviser or the Distributor, as applicable, at any time in its sole and absolute discretion without the approval of the Trust's Board of Trustees.

2.       Term; Termination.

2.1 Term. The term ("Term") of the Operating Expense Limit with respect to a Fund shall begin on the date hereof (or the date on which a Fund is added to Schedule A, if later) and end after the close of business on April 30th of the immediately succeeding calendar year (or such other date as agreed to in writing between the Adviser, the Distributor and the Trust with respect to a Fund) unless the Fee Waiver is earlier terminated in accordance with Section 2.2; provided, however, that with respect to the Wright Current Income Fund, the initial Term shall end on April 30, 2008. The Term of the Fee Waiver with respect to a Fund may be continued from year to year thereafter provided that each such continuance is specifically approved by the Adviser, the Distributor and the Trust with respect to such Fund (including with respect to the Trust, by a majority of the Trustees of the Trust who are not "interested persons," as defined in the 1940 Act, of the Adviser and the Distributor). None of the Adviser, the Distributor or the Trust shall be obligated to extend the Fee Waiver with respect to any Fund.

2.2   Termination.  The Operating Expense Limit with respect to a Fund shall terminate upon:

      (i) the first May 1st after the failure of such Operating Expense Limit to be continued in accordance with Section 2.1;
     (ii) the termination of such Fund's Advisory Agreement or Distribution Plan, unless otherwise agreed by the Adviser, the Distributor and the Trust; and
    (iii) a writing duly executed by the Adviser, the Distributor and the Trust with respect to such Fund terminating the Operating Expense Limit.

3.       Miscellaneous.

3.1 Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

3.2 Interpretation. Nothing herein contained shall be deemed to require the Trust to take any action contrary to the Trust's Declaration of Trust or Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust.

3.3 Limitation of Liability. The obligations and expenses incurred, contracted for or otherwise existing with respect to a Fund shall be enforced against the assets of such Fund or applicable class thereof and not against the assets of any other class or any other Fund or series of the Trust. It is understood and expressly stipulated that neither the shareholders of a Fund nor the Trustees of the Trust shall be personally liable hereunder.

3.4 Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the computations of average daily net assets or of any Advisory Fee or Rule 12b-1 fee, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement, the Rule 12b-1 Plan or the 1940 Act, shall have the same meaning as and be resolved by reference to the Advisory Agreement or Rule 12b-1 Plan or the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such Court, by rules, regulations or orders of the Securities and Exchange Commission ("SEC") issued pursuant to the 1940 Act. In addition, if the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, that provision will be deemed to incorporate the effect of that rule, regulation or order. Otherwise the provisions of this Agreement will be interpreted in accordance with the substantive laws of the Commonwealth of Massachusetts.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers as of the day and year first above written.

                                   WRIGHT INVESTORS' SERVICE, INC.


                                   By:/s/ Peter . Donovan
                                      ----------------------
                                   Name:Peter M. Donovan

                                   Title:Chief Executive Officer

                                   WRIGHT INVESTORS' SERVICE DISTRIBUTORS, INC.


                                   By:A. M. Moody III
                                      -----------------
                                   Name:A. M. Moody III

                                   Title:President

                                   THE WRIGHT MANAGED INCOME TRUST


                                   By:Judith Corchard
                                      ------------------
                                   Name:Judith Corchard

                                   Title:Vice President

                                   SCHEDULE A

                            OPERATING EXPENSE LIMITS
                           ----------------------------
                 This Agreement relates to the following Fund(s):


                                                    Operating Expense Limit
                                                  --------------------------
                                                 (as a percentage of average
                                                        daily net assets)
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Wright Current Income Fund                                  0.95%
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Wright U. S. Government Near Term Fund                      0.95%
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